Exhibit 99.1

Landmark Infrastructure Partners LP Announces Two Additional Drop-Down Transactions; Acquires Assets Subject to its Right of First Offer and Real Property Interests from Sponsor

El Segundo, California, August 30, 2016 (GLOBE NEWSWIRE) — Landmark Infrastructure Partners LP (the “Partnership”) (NASDAQ: LMRK) today announced that it has completed two separate acquisitions.

In the first transaction, the Partnership acquired 392 tenant sites located in 47 states from Landmark Dividend Growth Fund — G LLC (“Fund G”), an affiliate of the Partnership’s sponsor, Landmark Dividend LLC (“Landmark”).  Total consideration was $155.7 million, consisting of approximately 3.8 million common units representing limited partner interests in the Partnership (“Common Units”), valued at approximately $68.8 million, and approximately $86.9 million in cash, of which approximately $74.6 million was used to repay Fund G’s indebtedness.

In the second transaction, the Partnership acquired 63 tenant sites located in 13 states from Landmark, for total consideration of $21.1 million.  The Partnership is acquiring these assets with borrowings under its existing revolving credit facility and available cash.

The acquisitions include the assumption of certain obligations that relate to the rights to acquire approximately $11.3 million in assets that have been assigned to the Partnership, but have not yet closed.  The Partnership is also withholding approximately $4.0 million in consideration until the purchase of these assets is completed.  These acquisitions are expected to be immediately accretive to the Partnership’s distributable cash flow.

Combined highlights of the transactions:

•                  The assets acquired by the Partnership consist of 242 wireless communication, 178 outdoor advertising and 35 renewable power generation sites;

•                  The wireless communication, outdoor advertising and renewable power generation assets are expected to contribute approximately 54%, 36% and 10%, respectively, of the total forecasted annual rents;

•                  The portfolio is 100% occupied and includes: (i) 88% of annual rents from Tier 1 tenants (large, publicly-traded companies with national footprints); (ii) an average annual escalator of 2.0%; and (iii) average remaining real property interest and lease terms of 79 years and 21 years (including remaining renewal options), respectively; and

•                  The assets in the first transaction were acquired as part of the Partnership’s right of first offer (“ROFO”) with Fund G.  After the completion of this transaction, Landmark and affiliates of Landmark will have a total of approximately 550 assets under management, including approximately 430 assets that are subject to the Partnership’s ROFO.

The Chief Executive Officer of the Partnership’s general partner, Tim Brazy, said, “We are excited to announce our latest drop-down acquisitions from our sponsor and its affiliates, which included our largest ROFO acquisition to date.  These drop-down acquisitions bring the Partnership’s 2016 acquisitions to 524 tenant sites so far this year for total consideration of approximately $210 million.”

The terms of the acquisitions were approved by the Board of Directors of the general partner of the Partnership, based on the approval and recommendation of the Conflicts Committee, which is comprised entirely of independent directors.  The Conflicts Committee was advised by Duff & Phelps Corporation, its financial advisor, and Akin Gump Straus Hauer & Feld LLP, its legal counsel.

About Landmark Infrastructure Partners LP

The Partnership is a growth-oriented master limited partnership formed to acquire, own and manage a portfolio of real property interests that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries.  Headquartered in El Segundo, California, the Partnership owns and manages a diversified portfolio of real property interests, which includes long-term and perpetual easements, tenant lease assignments and, to a lesser extent, fee simple properties, located in 49 states, the District of Columbia and Australia.  As of June 30, 2016, the Partnership’s portfolio consisted of 1,450 tenant sites.

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws.  Statements that do not relate strictly to historical or current facts are forward-looking.  These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant.  Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.  Examples of forward-looking statements in this press release include the discussion of the expected accretion associated with the drop-down transactions, average annual escalators and potential acquisitions from our sponsor and third parties.  For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.  Any forward-looking statements in this press release are made as of the date of this press release and the Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Partnership becomes aware, after the date hereof, unless required by law.

CONTACT:                               Marcelo Choi

Vice President, Investor Relations

(310) 598-3173

ir@landmarkmlp.com